Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2004 (except Note 21, as to which the date is September 15, 2004) in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-120402) and the related Prospectus of United Industrial Corporation for the registration of $120,000,000 of 3.75% Convertible Senior Notes due 2024 and the shares of common stock issuable upon conversion, purchase, repurchase or redemption of the Notes.

                      /s/ Ernst & Young LLP

Philadelphia, PA
February 22, 2005